Exhibit 3.1

MEDALIST DIVERSIFIED REIT, INC.

ARTICLES OF AMENDMENT

Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Company is hereby amended to provide that, upon the Effective Time (as defined below), every eight shares of Common Stock, $0.01 par value per share, of the Company which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, $0.08 par value per share, of the Company, with the holder of any fraction of a share of Common Stock that would otherwise have resulted from the foregoing change receiving cash in an amount equal to the applicable fraction multiplied by the closing price of the Common Stock on The Nasdaq Capital Market on May 3, 2023 (as adjusted proportionately for the foregoing change).

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on May 3, 2023 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer, Treasurer and Secretary and attested to by its Chief Financial Officer on this 18th day of April, 2023.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Brent Winn, Jr.	By:	/s/ Thomas E. Messier
Name:	Brent Winn, Jr.	Name:	Thomas E. Messier
Title:	Chief Financial Officer	Title:	Chief Executive Officer, Treasurer and Secretary